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                                                                    EXHIBIT 15.1



September 18, 2000



FedEx Corporation
942 South Shady Grove Road
Memphis, Tennessee 38120

We are aware that FedEx Corporation will be incorporating by reference in its previously filed Registration Statements No. 333-45037, 333-71065, 333-74701 and 333-34934 its Report on Form 10-Q for the quarter ended August 31, 2000, which includes our report dated September 18, 2000 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered part of these registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

                                   Very truly yours,

                                   /s/ Arthur Andersen LLP

                                   Arthur Andersen LLP